As filed with the Securities and Exchange Commission on June 18, 2019

Registration No. 333-177448

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-177448

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HELIOS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Florida	59-2754337
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1500 West University Parkway

Sarasota, FL 34243

(Address of Principal Executive Offices) (Zip Code)

SUN HYDRAULICS CORPORATION 2011 EQUITY INCENTIVE PLAN and

SUN HYDRAULICS CORPORATION 2006 STOCK OPTION PLAN

(Full Title of the Plan)

Wolfgang Dangel
President and Chief Executive Officer
Helios Technologies, Inc.
1500 West University Parkway

Sarasota, FL 34243

(Name and Address of Agent for Service)

941-362-1200
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Gregory C. Yadley Shumaker, Loop & Kendrick, LLP 101 E. Kennedy Blvd., Suite 2800 Tampa, FL 33602 Telephone: 813-229-7600 Fax: 813-229-1660

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Helios Technologies, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on October 21, 2011, File No. 333-177448 (the “2011 Form S-8”), with respect to shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Registrant’s 2011 Equity Incentive Plan (the “2011 Plan”).

On June 13, 2019, the shareholders of the Registrant approved the 2019 Equity Incentive Plan (the “2019 Plan”), which replaces the Registrant’s former equity incentive plans, including the 2011 Plan. No future awards will be made under the 2011 Plan. The 360,998 unused shares that were registered under the 2011 Form S-8 (the “Carryover Shares”) are hereby deregistered.

Contemporaneously with the filing of this Post-Effective Amendment to Registration Statement on Form S-8, the Registrant is filing a Registration Statement on Form S-8 to register the shares of Common Stock that have become available for offer or sale pursuant to the 2019 Plan and an additional 639,002 shares.

This Post-Effective Amendment Registration Statement on Form S-8 is hereby filed (i) to reallocate the Carryover Shares from the 2011 Plan to the 2019 Plan, and (ii) to carry over the registration fees paid for the Carryover Shares that were previously registered from the 2011 Form S-8 to the Registration Statement on Form S-8 for the 2019 Plan that is filed contemporaneously with the filing of this Post-Effective Amendment to Registration Statement on Form S-8.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sarasota, State of Florida, on June 18, 2019.

HELIOS TECHNOLOGIES, INC.

By:	/s/Wolfgang Dangel
Wolfgang Dangel
President, Chief Executive Officer and Director

Each person whose signature appears below constitutes and appoints Wolfgang Dangel and Tricia S. Fulton, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on June 18, 2019.

Signature	Title	Date

/s/ Wolfgang H. Dangel Wolfgang H. Dangel	President and Chief Executive Officer, Director	June 18, 2019

/s/ Tricia S. Fulton Tricia S. Fulton	Chief Financial Officer	June 18, 2019

/s/ Marc Bertoneche Marc Bertoneche	Director	June 18, 2019

/s/ Douglas M. Britt Douglas M. Britt	Director	June 18, 2019

/s/ David W. Grzelak David W. Grzelak	Director	June 18, 2019

/s/ Kennon H. Guglielmo Kennon H. Guglielmo	Director	June 18, 2019

/s/ Christine L. Koski Christine L. Koski	Director	June 18, 2019

/s/ Philippe Lemaitre Philippe Lemaitre	Director, Chairman of the Board of Directors	June 18, 2019

/s/ Alexander Schuetz Alexander Schuetz	Director	June 18, 2019

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